Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-236600 on Form S-3, No. 333-105877 on Form S-4, Nos. 333-174436, 333-174437, 333-193962, 333-205826, 333-221642, 333-224253, 333-224254, 333-234018, 333-236349, 333-238854, 333-260604 and 333-260606 on Form S-8 and Post-Effective Amendment on Form S-8 to Registration Statement File No. 333-216153 on Form S-4 of our reports dated February 15, 2022, relating to the financial statements of UnitedHealth Group Incorporated and the effectiveness of UnitedHealth Group's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 15, 2022